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                            DISTRIBUTION AGREEMENT

                                 June 30, 1992



Funds Distributor Inc.
One Exchange Place
Boston, Massachusetts  02109

Dear Sirs:

         This is to confirm that, in consideration of the agreements hereinafter contained, the undersigned, BJB Global Income Fund, an open-end investment company organized under the laws of The Commonwealth of Massachusetts (the "Fund"), has agreed that Funds Distributor Inc. (the "Service Organization") shall provide certain services primarily intended to result in the sale of shares of beneficial interest in the Fund, par value $.001 per share ("Shares"), as well as certain shareholder servicing, administrative and accounting services to certain of its customers ("Customers") who from time to time may beneficially own shares.

         Section 1. The annual fee paid to the Service Organization under
Section 5 of this Agreement will compensate the Service Organization for certain expenses primarily intended to result in the sale of Shares, including, but not limited to: (i) costs of printing and distributing the Fund's prospectus, statement of additional information and reports to prospective shareholders of the Fund; (ii) costs involved in preparing, printing and distributing sales literature pertaining to the Fund specifically for its customers; (iii) an allocation of overhead and other of the Service Organization's branch office distribution-related expenses; (iv) payments made to, and expenses of, persons who provide support services in connection with the distribution of Shares, including, but not limited to, office space and equipment, telephone facilities, answering routine inquiries regarding the Fund, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's service providers; (v) accruals for interest on the amount of the foregoing expenses that exceed the distribution fees received by the Service Organization; and (vi) payments of fees to each employee of the Service Organization who has sold Shares.

         The annual fee may also compensate the Service Organization for certain shareholder servicing, administrative and accounting services to their Customers, including, but not limited to: (i) aggregating and processing purchase and redemption requests for Shares from Customers and placing net purchase and redemption orders with the Fund's transfer agent; (ii) providing Customers with a service that invests the assets of their accounts in Shares;
(iii) processing dividend payments from the Fund on behalf of Customers; (iv) providing information periodically to Customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to Customer inquiries relating to

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the services performed by it; (vii) providing sub-accounting with respect to Shares beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (viii) if required by law, forwarding shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers; and (ix) providing such other similar services as the Fund may reasonably request to the extent permitted under applicable statutes, rules and regulations.

         Section 2. The Service Organization will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in its business, or any personnel employed by it) as may be reasonably necessary or beneficial in order to provide the aforementioned services to Customers.

         Section 3. Neither the Service Organization nor any of its officers, employees or agents are authorized to make any representations concerning the Fund or the Shares except those contained in the Fund's then current prospectus or statement of additional information for such Shares, copies of which will be supplied by the Fund to the Service Organization, or in such supplemental literature or advertising as may be authorized by the Fund in writing.

         Section 4. For all purposes of this Agreement, the Service Organization will be deemed to be an independent contractor, and will have no authority to act as agent for the Fund in any matter or in any respect. By its written acceptance of this Agreement, the Service Organization agrees to and does release, indemnify and hold harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by the Service Organization or its officers, employees or agents regarding its responsibilities hereunder or the purchase, redemption, transfer or registration of Shares by or on behalf of Customers. The Service Organization and its employees will, upon request, be available during normal business hours to consult with the Fund or its designees concerning the performance of their responsibilities under this Agreement.

         Section 5. In consideration of the services and facilities provided by the Service Organization hereunder, the Fund will pay to the Service Organization, and the Service Organization will accept as full payment therefor, a fee at the annual rate of .25% of the average daily net assets of the Shares held of record or beneficially by Customers (the "Customers' Shares"), which fee will be computed daily and payable quarterly. For purposes of determining the fees payable under this Section 5, the average daily net assets of the Customers' Shares will be computed in the manner specified in the Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by the Fund, in its sole discretion, at any time upon notice to the Service Organization. Further, the Fund may, in its discretion and without notice, suspend or withdraw the sale of the Shares,

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including the sale of such Shares to the Service Organization for the account of any Customer or Customers.

         Section 6. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Agreement will provide to the Fund's Board or Trustees, and the Fund will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, the Service Organization will furnish the Fund or its designees with such information as it or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Customers of the services described herein), and will otherwise cooperate with the Fund and its designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to its Board of Trustees concerning this Agreement and the monies paid or payable by the Fund pursuant hereto, as well as any other reports or filings that may be required by law.

         Section 7. The Fund may enter into other similar Distribution Agreements with any other person or persons without the consent of the Service Organization.

         Section 8. By its written acceptance of this Agreement, the Service Organization represents, warrants and agrees that the Service Organization is fully authorized by applicable law and regulation and by any agreement it may have with any customer or client for whom it may act pursuant to this Agreement to perform the services and receive the compensation therefor described in this Agreement.

         Section 9. Unless sooner terminated, this Agreement will continue for an initial two-year period and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by the Fund in the manner described in Section 12 hereof. This Agreement is terminable with or without cause without penalty, at any time by the Fund (which termination may be by vote of a majority of (a) the Disinterested Trustees as defined in Section 12 hereof or (b) the outstanding voting securities of the Fund (as defined in the Investment Company Act of 1940, as amended)), or by the Service Organization upon notice to the Fund.

         Section 10. All notices and other communications to either the Service Organization or the Fund, respectively, will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the Service Organization at the address shown above and to the Fund c/o Bank Julius Baer & Co., Ltd., at 330 Madison, Avenue, New York, New York 10017.

         Section 11. This Agreement will be construed in accordance with the laws of the State of New York and automatically terminates in the event of its assignment (as defined in the Investment Company Act of 1940, as amended).

         Section 12. This Agreement will not take effect and payments hereunder may not be made until the Agreement has been approved by (i) the Fund's Board of Trustees

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or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of the Fund's outstanding voting securities, provided that in either event the Agreement is also approved by a majority of those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Fund and have no direct or indirect financial interest in the operation of the Distribution Plan adopted by the Fund pursuant to Rule 12b-1 under the Act or in any agreements related thereto ("Disinterested Trustees"), cast in person at a meeting for the purpose of voting on such approval.

         Section 13. The Fund and the Service Organization agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Fund individually, but are binding only upon the assets and property of the Fund, as provided in the Master Trust Agreement. The execution and delivery of this Agreement have been authorized by the Trustees and the sole shareholder of the Fund, and signed by an authorized officer of the Fund, acting as such, and neither such authorization by such Trustees and shareholder nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in its Master Trust Agreement.

                                      * * *

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated.

                                           Very truly yours,

                                           BJB GLOBAL INCOME FUND



                                           By:  /s/  David E. Bodner
                                                --------------------
                                                President



Accepted:

FUNDS DISTRIBUTOR INC.



By: AUTHORIZED SIGNATURE
    --------------------
    Authorized Officer


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